Description of Incentive Compensation and Severance Arrangement
                              with Edward M. Berube

         In connection with recruiting Mr. Berube to join the Company and his subsequent appointment as the President of Bankers Life and Casualty Company, a subsidiary of the Company, the Company agreed to compensate him for the loss of certain incentive compensation which would have been otherwise available from his prior employer. Pursuant to this arrangement, Conseco has agreed that Mr. Berube will have accumulated incentive compensation in 2004 with a value of at least $1,234,000.

         In addition, Conseco agreed that it would provide Mr. Berube a severance benefit of the greater of two year's salary and bonus or $2,320,000 in the event of a change of control or major change in strategy resulting in the elimination of his role or material reduction in his responsibilities (but not a termination of employment due to cause or lack of performance).